Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-60641) and on Forms S-8 (Nos. 333-95003, 333-66362, 333-66354, 333-57710, 333-54019, 333-54021, 333-54023, 33-60949, 333-71497, and 333-132033) of First Charter Corporation of our report dated January 13, 2006 relating to our audits of the consolidated financial statements of GBC Bancorp, Inc. and subsidiary for the years ended December 31, 2005 and 2004, which appears in the Current Report on Form 8-K of First Charter Corporation dated November 3, 2006.
/s/ Mauldin & Jenkins, LLC
Atlanta, Georgia
November 3, 2006